Exhibit 10.3

LICENSING AGREEMENT

THIS LICENSING AGREEMENT (this "Agreement"), made and entered into as of this 11 day of October 2010, to be effective as of March 1, 2008 (the “Effective Date”), by and between Net Profits Ten Inc., a Nevada corporation (“Net Profits”) and NR Consulting Services, having an address at Hanahala #23 Karkuor Israel 37000, and operating and doing business under the name YearBook Alive Software (“YearBook Alive”), each referred to herein as a “Party” and collectively the “Parties”.

Construction of Terms. As used in this Agreement, the terms “herein,” “herewith,” “hereof” and “hereunder” are references to this Agreement, taken as a whole; the term “includes” or “including” shall mean “including, without limitation;” the word “or” is not exclusive; and references to a “Section,” “subsection,” “clause,” “Exhibit,” “Appendix,” “Schedule,” “Annex” or “Attachment” shall mean a Section, subsection, clause, Exhibit, Appendix, Schedule, Annex or Attachment of this Agreement, as the case may be, unless in any such case the context requires otherwise. Exhibits, Appendices, Schedules, Annexes or Attachments to any document shall be deemed incorporated by reference in such document. All references to or definitions of any agreement, instrument or other document (a) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (b) except as otherwise expressly provided, shall mean such agreement, instrument or document, or replacement or predecessor thereto, as modified, amended, supplemented and restated through the date as of which such reference is made. All references to a law, regulation or ordinance include any amendment or modification thereof. The singular shall include the plural and the masculine shall include the feminine, and vice versa.

W I T N E S S E T H:

WHEREAS, YearBook Alive and Net Profits previously entered into a Reseller Agreement effective on or around March 1, 2008 (the “Prior Agreement”, which incorrectly referenced YearBook Alive Software and not RN Consulting Services as the contracting party), which Prior Agreement is amended, replaced and superseded by this Agreement;

WHEREAS, YearBook Alive owns certain technology and software which it sells to clients and customers who are primarily associated with schools us keep your memories alive in a digital way and for use in fundraising activities;

WHEREAS, Net Profits desires to use YearBook Alive’s software as a framework to further refine and customize such software for sale to military personnel for use in fundraising activities;

WHEREAS, YearBook Alive has agreed to provide a limited license to certain technology and software which it owns to Net Profits pursuant to the terms of this Agreement, which software allows users to create and burn interactive digital memories on CD/DVD (the “Technology”) in order for Net Profits to use and refine such Technology in software products that Net Profits sells and plans to sell from time to time (the “Software”), as described in greater detail below and subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to provide for YearBook Alive to grant a limited license to Net Profits to use the Technology in the Software.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
TECHNOLOGY AND LICENSE

1.1 YearBook Alive confirms that it owns the Technology, and Net Profits confirms that YearBook Alive shall continue to own and control the Technology following the Parties’ entry into this Agreement and the transactions set forth herein, and Net Profits shall have no right to ownership of such Technology, except as set forth herein.

1.2 YearBook Alive confirms that Net Profits shall own and that YearBook Alive shall have no rights to or ownership of any refinements, additional modules, enhancements or modifications of the Technology or the Software by Net Profits (collectively “Refinements”), provided that all Refinements using the Technology shall be subject to the License.

1.3 Net Profits is hereby granted an exclusive, non-transferable, limited license to use, market, sell and distribute the Technology in the Software throughout the world for use in Software marketed and/or sold to the Military during the Term of this Agreement (the “License”); provided that the terms and conditions of this Agreement are complied with as described herein.

1.4 The “Military” shall mean:

(a) military personnel, servicepersons, persons in the military reserves, persons in training for a career in and/or service in the military (including cadets and the ROTC) (“Military Personnel”);

(b) military organizations (whether located in the United States or throughout the world, and whether the military of the United States or any foreign jurisdiction);

(c) organizations with functions similar to the military such as the coast guard, national guard or foreign legion; and

(d) current, former or retired Military Personnel.

1.5 The License shall expire automatically upon the termination of the Term of this Agreement.

1.6 Net Profits and its clients shall have no right to ownership or use of YearBook Alive’s Intellectual Property, other than as a result of the License. "Intellectual Property" means all inventions, Tradenames (other than as provided below), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), software, trade secrets, know-how, processes and technical information, including confidential and proprietary information, whether or not subject to statutory registration or protection.

1.7 In connection with the License, and during the Term, Net Profits shall be provided the right to use YearBook Alive’s trademarks, trademark registrations, trade names, brand names, and all other names and slogans embodying business or product goodwill (or both)(the “Tradenames”) in connection with the marketing, advertising and sale of the Software, provided that Net Profits is not required to use the Tradenames in any such marketing, advertising or sales materials.

1.8 Other than as specifically permitted in this Agreement, neither Net Profits nor its clients may use the Technology for any commercial or non-commercial purpose.

1.9 Except for any express warranties stated herein, the Technology is provided on an "as is" basis, and YearBook Alive disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Technology or any part thereof, including, without limitation, any and all implied warranties of quality, performance, merchantability or fitness for a particular purpose. YearBook Alive further expressly disclaims any warranty or representation to Net Profits, or to any third party.

1.10 Net Profits acknowledges that use of the Technology in the Software shall not create in Net Profits’ favor any right, title or interest in or to the Technology, other than in Refinements of the Technology as provided above.

1.11 Net Profits shall use reasonable efforts to protect the Technology from any use that is not permitted under this Agreement.

1.12 Net Profits shall have no right to assign or sublicense the License, provided that Net Profits shall have the right to sell the Software encompassing the Technology pursuant to the License to clients and customers of Net Profits which shall be provided the perpetual right to own and use such Technology, subject only to the terms and conditions of Net Profits Software Agreements and which rights shall not expire upon the Termination of this Agreement.

ARTICLE II
TERM OF AGREEMENT

2.1 The term of this Agreement (the “Term”) shall commence upon the Effective Date and terminate (“Termination”) upon:

(a) the mutual written consent of the Parties;

(b) in the event of the occurrence of any other act which, by law, would require that this Agreement or the License be terminated;

(c) the withdrawal, bankruptcy, death, retirement or insanity of any Party, or the occurrence of any other act which would legally disqualify or impede the Parties from acting hereunder (each of 2.01(a) through (c) shall be defined herein as a “Termination Event”); or

(d) (1) either Party failing to fulfill in a timely and proper manner any of its material obligations under this Agreement, or (2) either Party violating any of the material covenants, material agreements, or material stipulations of this Agreement, or committing gross negligence in connection with its duties hereunder ((1) and (2), each a “Breach”, and the non-fulfilling/breaching Party, the “Beaching Party”); provided that the non-Beaching Party shall provide the Breaching Party written notice of such Breach, and such non-Breaching Party shall have thirty (30) days to cure such Breach (“Cure Period”).  In the event such Breach is not cured during the applicable Cure Period, the non-Breaching Party shall have the right to terminate this Agreement by providing the Breaching Party notice of the termination of this Agreement.

(e) Net Profits shall cease using the Technology upon the Termination of this Agreement, but shall have the continuing right to any Refinements thereto which do not infringe on such original Technology and shall promptly pay YearBook Alive any accrued and unpaid License Fee due pursuant to this Agreement.

ARTICLE III
LICENSE FEE

3.1 In consideration for YearBook Alive providing the License to Net Profits, Net Profits agrees to pay YearBook Alive a royalty fee equal to 10% of Net Profit’s net sales which include the use of the Software or any Refinements thereto (the “Net Sales” and the “License Fee”) during the Term of this Agreement.

3.2 The License Fee shall be payable for any Net Sales made by Net Profits beginning after July 31, 2011 (the “Payment Date”) and the License shall be provided royalty free and without any License Fee prior to the Payment Date.

3.3 The License Fee shall be payable to YearBook Alive monthly in arrears for each month during the Term of this Agreement (beginning at the end of the first full month after the Payment Date) and shall be due prior to the tenth (10th) day of each such month.

3.4 YearBook Alive shall have the right to audit the Net Sales from time to time subsequent to the Payment Date with reasonable written notice to Net Profits.

ARTICLE IV
INDEMNIFICATION

4.1 Net Profits shall indemnify and hold YearBook Alive, its officers, directors, partners, employees, attorneys, affiliates and assigns (collectively the “Indemnified Parties”), harmless from and against the following:

(1) Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by Indemnified Parties (whether awarded against the Indemnified Parties or paid by the Indemnified Parties in settlement of a claim or otherwise suffered), (A) relating to the operations of Net Profits, or (B), resulting from any material misrepresentation, material breach of any warranty, or material non-fulfillment of any covenant or agreement on the part of Net Profits contained in this Agreement, other than as a result of YearBook Alive’s gross negligence or willful misconduct, or as a result of YearBook Alive’s breach of any material provision of this Agreement; and

(2) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

ARTICLE V
REPRESENTATIONS, COVENANTS AND WARRANTIES

5.1 The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Parties have duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

5.2 The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the document(s) regarding organization and/or management of the Parties, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which either YearBook Alive or Net Profits is a Party or by which either YearBook Alive or Net Profits is bound or affected.

5.3 Nothing contained in this Agreement shall be construed to make either Party the agent for the other for any purpose, and neither Party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other Party.

5.4 Representations, Covenants and Warranties of YearBook Alive:

(a) YearBook Alive shall promptly refer any customers or potential customers that contact it for software or products similar to the Software, who are affiliated with the Military, to Net Profits (YearBook Alive shall not be due any consideration in connection with such referrals other than as a result of the License Fee);

(b) YearBook Alive shall not take any actions to directly or indirectly compete with Net Profits’ sale of the Software; and

5.5 Representations, Covenants and Warranties of Net Profits:

(a) Net Profits shall promptly refer any customers or potential customers that contact it for software or products similar to the Software, who are not affiliated with the Military, to YearBook Alive (Net Profits shall not be due any consideration in connection with such referrals);

(b) Net Profits shall not take any actions to directly or indirectly compete with YearBook Alive, or its affiliates, licensees or partners.

ARTICLE VI
CONFIDENTIALITY

6.1 The Parties shall supply to each other such information as is required to consummate the transactions contemplated by this Agreement.  The Party receiving the information (the “Receiving Party”) shall treat any Confidential Information (as defined below) received from another Party (the “Disclosing Party”) with the utmost degree of care and confidentiality and shall not make any copies of such Information.

6.2 The Receiving Party agrees not to disclose or communicate to any third party in any manner whatsoever, any Confidential Information supplied hereunder by and/or obtained from a Disclosing Party, without the prior written consent of the Disclosing Party.

6.3 The Receiving Party agrees to confine access to and any knowledge of, the Confidential Information supplied hereunder by the Disclosing Party, only to other individuals who are directly required to know such Confidential Information, and to ensure that every such individual who Confidential Information is communicated to is informed that he, she or it is bound by the provisions of this Agreement.

6.4 For the purposes of this Agreement, “Confidential Information” shall be any information not included in (a) through (d) below.

(a) Information which is or becomes publicly known through no wrongful or negligent act or omission of the Receiving Party or through no wrongful or negligent act or omission of any person or entity associated with the Receiving Party;

(b) Information which is received from a third party without restriction and without breach of this Agreement;

(c) Information which is independently developed or known by the Receiving Party hereto prior to the receipt of such Information from the Disclosing Party; or

(d) Any Information which is disclosed pursuant to governmental or judicial requirements or by either Party, provided however that the Receiving Party shall promptly notify the Disclosing Party of any required disclosure of the Confidential Information pursuant to this Section 6.4(d).

6.5 This Agreement shall inure do the benefit of and be binding upon the Disclosing Party and the Receiving Party and their respective heirs, successors, employees, officers, Directors and assigns.

6.6 The obligations of each Party under this Section 6 cannot be assigned by either Party without the express prior written consent of the other Party.

6.7 The terms and conditions of this Section 6 shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS PROVISIONS

7.1 Validity.  In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

7.2 Integrated Agreement.  This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

7.3 Headings.  The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

7.4 Good Faith. Both Parties shall operate in good faith in connection with this Agreement.

7.5 Notices.  Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

7.6 Applicable Law and Venue.  This Agreement shall be construed and enforced under the laws of the State of Nevada.

7.7 Construction. Each Party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting Party shall not be applied in the interpretation of this Agreement to favor any Party against the other.

7.8 Severability.  In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.9 Other Instruments.  The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

7.10 Equitable Remedies. The Parties acknowledge and agree that, in the event a Party breaches any of its obligations under this Agreement (a) the other Party may suffer substantial, immediate and irreparable harm, (b) the other Party shall not have an adequate remedy at law for money damages in the event of any such failure and (c) that in the event of any such failure, the other Party may be entitled to (i) specific performance, injunctive and other equitable relief to compel the breaching Party to comply with its obligations in accordance with the terms and conditions of this Agreement and (ii) any other remedy to which the other Party may be entitled at law or in equity (without the necessity of posting of a bond).

7.11 Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RN CONSULTING SERVICES	NET PROFITS TEN INC.

Signature /s/ Ruthy Navon	Signature /s/ Fouad Dasuka
Name: Ruthy Navon	Name: Fouad Dasuka

Date 12.10.2010	Date 12.10.2010